Exhibit 99.1

Rex Energy Announces Borrowing Base Increase to $160 Million

STATE COLLEGE, Pa., March 7, 2011 (GLOBE NEWSWIRE) — Rex Energy Corporation (Nasdaq:REXX) today announced that its bank group unanimously agreed to increase the company’s borrowing base under its senior credit facility from $125 million to $160 million as part of a regularly scheduled borrowing base review and redetermination.

The bank group is comprised of KeyBank N.A., which continues to lead and serve as Administrative Agent of the facility; Royal Bank of Canada; Manufacturers and Traders Trust Company; Capital One, N.A.; Bank of Montreal; Union Bank, N.A.; and Wells Fargo Bank, N.A.

Under the terms of the senior credit facility, the bank group re-determines the borrowing base semi-annually utilizing the banks’ estimates of reserves and future oil and gas prices. The $300 million senior credit facility matures in September 2013.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas company operating in the Appalachian, Illinois and Denver-Julesburg Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complimentary to its portfolio.

For more information, contact:

Tom Stabley

Executive Vice President and Chief Financial Officer

(814) 278-7215

tstabley@rexenergycorp.com